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PRESS RELEASE                     FOR IMMEDIATE RELEASE
                                  Contact:  David J. O'Connor, President and CEO
                                  Telephone:  (860) 253-5200


                              NEBS BANCSHARES, INC.
                        COMPLETES SECOND-STEP CONVERSION
   (UPON COMPLETION OF CONVERSION, NEBS BANCSHARES, INC. TO CHANGE ITS NAME TO NEW ENGLAND BANCSHARES, INC. AND TRADE INITIALLY UNDER TICKER SYMBOL "NEBSD")


         Enfield, Connecticut- December 28, 2005 - NEBS Bancshares, Inc. (Nasdaq
NMS: NEBSD), the holding company for Enfield Federal Savings and Loan Association (the "Association"), announced today that the Association has completed its conversion from the mutual holding company form of organization to the stock form of organization (the "second-step conversion"). Upon the completion of the second-step conversion, NEBS Bancshares, Inc. changed its name to New England Bancshares, Inc.

         Trading is expected to begin on the Nasdaq Stock Market on December 29, 2005 under the symbol "NEBSD" for a period of twenty trading days. Thereafter, the common stock will trade under the ticker symbol "NEBS."

         A total of 3,075,855 shares of common stock were sold in the stock offering at the price of $10.00 per share. In addition, a total of approximately 2,270,836 shares will be issued to existing minority shareholders of New England Bancshares, Inc., which represents an exchange ratio of 2.3683. Total shares outstanding after the stock offering and the exchange will be approximately 5,346,691 shares.

         Keefe, Bruyette & Woods, Inc. acted as financial advisor to New England Bancshares. Muldoon Murphy & Aguggia LLP of Washington, D.C. acted as legal counsel to New England Bancshares.

         New England Bancshares, Inc. is headquartered in Enfield, Connecticut and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the

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communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks.
For more information regarding the Association's products and services, please visit www.enfieldfederal.com.
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